Exhibit 21.1

Subsidiaries of Cash America International, Inc.

Entity Name	Jurisdiction of Incorporation/Organization
Cash America Financial Services, Inc.	Delaware
Cash America Franchising, Inc.	Delaware
Cash America Global Services, Inc.	Delaware
Cash America Holding, Inc.	Delaware
Cash America Management L.P.	Delaware
Cash America of Mexico, Inc.	Delaware
Cash America Pawn L.P.	Delaware
Cash America, Inc.	Delaware
Cash America Advance, Inc.	Delaware
Cash America, Inc. of Alabama	Alabama
Cash America, Inc. of Alaska	Alaska
Cash America, Inc. of Colorado	Colorado
Cash America, Inc. of Illinois	Illinois
Cash America, Inc. of Indiana	Indiana
Cash America, Inc. of Kentucky	Kentucky
Cash America, Inc. of Louisiana	Delaware
Cash America, Inc. of Nevada	Nevada
Cash America, Inc. of North Carolina	North Carolina
Cash America, Inc. of Oklahoma	Oklahoma
Cash America, Inc. of South Carolina	South Carolina
Cash America, Inc. of Tennessee	Tennessee
Cash America, Inc. of Utah	Utah
Cash America, Inc. of Virginia	Virginia
Cash America Internet Sales, Inc.	Delaware
Cash America of Missouri, Inc.	Missouri
Cash America Pawn, Inc. of Ohio	Ohio
Cashland Financial Services, Inc.	Delaware
Creazione Estilo, S.A. de C.V., a sociedad anónima de capital variable (in liquidation)	Mexico
CSH Holdings LLC	Delaware
Florida Cash America, Inc.	Florida
Georgia Cash America, Inc.	Georgia
Mr. Payroll Corporation	Delaware
Ohio Neighborhood Finance, Inc.	Delaware
Ohio Neighborhood Credit Solutions, LLC	Delaware